UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2021

Recro Pharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	001-36329	26-1523233
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 E. Uwchlan Ave, Suite 112
Exton, Pennsylvania		19341
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 534-8239

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	REPH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Laura L. Parks, Ph.D

On June 14, 2021, the Board of Directors (the “Board”) of Recro Pharma, Inc. (the “Company”) appointed Laura L. Parks, Ph.D. to serve as a Class III member of the Board. As a Class III director, Dr. Parks will serve until the earlier of (a) the Company’s 2023 annual meeting of shareholders or (b) her death, resignation, or removal.

Dr. Parks, age 62, most recently served on the executive leadership team at Patheon, a global biopharma CDMO, until its acquisition by Thermo Fischer Scientific in 2017. In this role, she led strategic commercial and operational initiatives including development and execution of an end-to-end pharmaceutical services offering, as well as global strategic enterprise accounts organization. Prior to her role with Patheon, she served as president of DSM Pharmaceuticals, the CDMO subsidiary of DSM focused on finished dose pharmaceuticals, including sterile injectables, orals and topicals, from June 2012 until its merger in March 2014 with Patheon. Dr. Parks also has extensive experience in the food ingredient industry, having served as vice president of sales for Solae, a division of DuPont. While at Solae, Dr. Parks also held the position of regional vice president, North America, leading the company’s $120 million food ingredients business. She currently serves on the advisory board of Lindy BioSciences, a Durham, NC-based development-stage protein therapeutic formulations company. Dr. Parks earned a Ph.D. in food science from the University of Georgia and bachelor’s degree from Ohio State University.

The Board has determined that Dr. Parks is independent under applicable Nasdaq listing rules. No family relationships exist between Dr. Parks and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Dr. Parks and any other person pursuant to which Dr. Parks was selected as a director, nor are there any transactions to which the Company is or was a participant and in which Dr. Parks had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Dr. Parks’ appointment, the Board granted her an option to purchase 20,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) under the Company’s 2018 Amended and Restated Equity Incentive Plan (the “Appointment Option”). The Appointment Option will vest in three equal annual installments, beginning on June 14, 2022, subject to Dr. Parks’ continuous service with the Company.

In accordance with the Company’s non-employee director compensation program, Dr. Parks will receive an annual base retainer of $40,000 paid in quarterly installments for her service on the Board. Dr. Parks will also receive an annual award of an option to purchase shares of Common Stock having an aggregate fair value on the date of grant of $65,000, and an annual award of restricted stock units having an aggregate fair value on the date of grant of $70,000, each of which will vest on the first anniversary of the date of grant, subject to Dr. Parks’ continuous service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Recro Pharma, Inc.

Date:	June 16, 2021	By:	/s/ J. David Enloe, Jr.
J. David Enloe, Jr. President and Chief Executive Officer